EXHIBIT 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made as of November 1, 2023 (the “Effective Date”), is entered into by and between Curis, Inc., a Delaware corporation (the “Company”), and Jonathan B. Zung (the “Employee”).
WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of May 1, 2023 (the “Original Agreement”); and
WHEREAS, the Company and the Employee desire to enter into this Agreement to amend and restate the Original Agreement in its entirety and to set forth in this Agreement the conditions under which the Employee will continue to be employed by the Company.
NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Term of Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and continuing until terminated in accordance with the provisions of Section 4 (the “Employment Period”). During the Employment Period, the Employee shall be an at-will employee of the Company and the Employee’s employment and the Employment Period shall be freely terminable by either party, for any reason, at any time, with or without cause or notice, subject to the provisions set forth in Section 4 below.
2.    Position.
(a)    The Employee shall continue to serve as Chief Development Officer. The Employee shall have such duties and authority consistent with his position as may be assigned from time to time by the President and Chief Executive Officer of the Company. The Employee shall report to, and be subject to the supervision of, the President and Chief Executive Officer. The Employee agrees to devote his entire business time to the business and interests of the Company during the Employment Period provided, however, that the Employee may serve on up to two Boards of Directors (whether for-profit or not-for-profit) as long as such activities do not, alone or in the aggregate, materially interfere with the performance of the Employee’s duties under this Agreement, as determined in good faith by the President and Chief Executive Officer of the Company and do not otherwise violate any restrictive covenants applicable to the Employee or any other written agreement between the Company and the Employee. Employee shall be expected to divide his work time between North Carolina and Company headquarters in Lexington, Massachusetts.
(b)    The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.
3.    Compensation and Benefits.
3.1    Salary. During the Employment Period, the Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, a base salary of $18,846.15 per bi-weekly pay period (based upon 26 bi-weekly pay periods per annum, equal to $490,000 per annum). Such salary shall be subject to annual review by the Board of Directors of the Company (the “Board”) and/or the Compensation Committee of the Board (the “Compensation Committee”).
3.2    Equity Compensation. The Board or the Compensation Committee may award stock options or other equity compensation to the Employee from time to time in their sole discretion. The Employee may be eligible for an annual performance equity-based award in connection with the Company’s annual performance equity award cycle.
3.3    Bonus; Cash Incentives.
(a)    The Compensation Committee has the authority to award discretionary annual cash bonuses to the executive officers of the Company, including the Employee. Any bonus awarded shall be based on the achievement of specific objectives and other factors established by the Board or the Compensation Committee. Such bonus (if any) will be paid in the form of cash or capital stock, as determined by the Compensation Committee. Upon the determination of the Compensation Committee, acting in its sole discretion, the Employee may be entitled to receive an annual bonus. The target bonus amount for which the Employee shall be eligible is forty percent (40%) of his base salary.
(b)    Any bonus or cash incentive awarded to Employee will be paid on or before March 15 of the calendar year immediately following the year for which the bonus or cash incentive was earned.
3.4    Fringe Benefits. The Employee shall be entitled to participate in all medical and other benefit programs that the Company establishes and makes available to its employees, if any, to the extent that the Employee’s position, tenure, salary, age, health, and other qualifications make him eligible to participate. This comprehensive program currently covers medical and dental benefits, life and disability insurances, and a Section 125 Plan. The Employee will also be eligible to participate in the Company’s 401(k) Plan. The Employee shall be entitled to three weeks’ paid vacation per year subject to the Company’s policies for accrual and use.
3.5    Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, receipts, vouchers and/or such other supporting information as the Company may request, provided, however, that the maximum amount available for such travel, entertainment and other expenses may be fixed in advance by the Company.
3.6    Tax Services Fees.
(a)    The Company shall reimburse the Employee for reasonable documented tax and professional services expenses, up to a maximum of seven thousand five hundred ($7,500) dollars per year, incurred by the Employee in connection with the preparation of the Employee’s personal income tax returns and estate planning (the “Professional Services Fees”).
(b)    The Company shall pay the Employee a gross up payment equal to the sum of any Federal and State Income Taxes and Social Security and Medicare Employment Taxes (collectively, the “Taxes”) payable with respect to the Professional Services Fees, plus such additional Taxes as may be imposed on the Employee attributable to the receipt of such gross up payment. Any such payment for Taxes shall be made no later than 60 days following the end of the year in which the Employee remits the Taxes.
3.7    Withholding. All salary, bonus, severance, and other compensation payable to the Employee shall be subject to applicable withholdings.
4.    Termination of Employment.
(a)    The Company has the right to terminate the Employee’s employment under this Agreement, by notice to the Employee in writing (i) for Cause (as defined below), (ii) without Cause for any or no reason, or (iii) due to the Disability (as defined below) of the Employee. Any such termination shall be effective upon the date of such notice to the Employee, or such other date as may be specified in such notice, in the case of termination for Cause or termination due to Disability, and upon 30 days’ prior written notice to the Employee in the case of termination without Cause for any or no reason.
(b)    Employee’s employment under this Agreement shall terminate immediately upon the Employee’s death.
(c)    The Employee shall have the right to terminate his employment under this Agreement (i) for any reason or no reason upon 30 days’ prior written notice to the Company or (ii) for Good Reason (as defined below).
(d)    As used in this Agreement, the terms below shall have the following meanings:
(i)    “Cause” means (a) a good faith finding by the Company of the Employee’s failure or refusal to substantially perform his duties or the Employee’s continued neglect to perform such duties to the full extent of his abilities for reasons other than death, physical or mental incapacity, (b) a good faith finding by the Company of the Employee’s failure to perform his duties as assigned to him by the Board, or the President and Chief Executive Officer of the Company, (c) a good faith finding by the Company of dishonesty, gross negligence, or misconduct, (d) conviction or the entry of a pleading of guilty or nolo contendere to any crime or felony, or (e) any breach or threatened breach of any confidentiality, non-solicitation, or inventions agreement with the Company. For purposes of determining “Cause” during the 12 months following the consummation of a Change in Control Event, “Cause” shall instead be determined as provided in Section 10(c)(1)(C) of the Company’s Fourth Amended and Restated 2010 Stock Incentive Plan, as amended or replaced from time to time, provided that this Agreement’s definition shall apply if no such definition appears in the then current equity plan.
(ii)    “Good Reason” shall mean (a) any material diminution in the Employee’s authority, duties or responsibilities (b) any material reduction in his annual base salary; (c) any material breach by the Company of this Agreement; or (d) any requirement by the Company or of any person in control of the Company that the location at which the Employee performs his principal duties for the Company be changed to a new location that is more than 40 miles from the current principal location of the Company or that Employee no longer be allowed to divide his work time between North Carolina and the current principal location of the Company, provided that (i) the Employee provides the Company with notice of the condition described above within 90 days after the initial existence of the condition; (ii) such condition is not remedied by the Company within 30 days after receiving the notice and (iii) the Employee separates from service with the Company no later than 30 days following the last day of the cure period in clause (ii).
(iii)    “Change in Control Event” shall mean:
(A)    The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition; or
(B)    Such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or
(C)    The consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation or other form of entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or entity is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).
Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).
(iv)    “Disability” shall be deemed to have occurred when the Employee shall have been unable to perform his duties by reason of illness or incapacity for a period of 120 consecutive days in any period of 52 consecutive weeks, as determined in good faith by the Board in accordance with applicable law.
5.    Compensation upon Termination.
(a)    In the event the Employee’s employment is terminated by the Company for Cause, by the Employee without Good Reason or due to the death or Disability of the Employee, the Company shall pay to the Employee (i) any earned but unpaid base salary and, to the extent consistent with general Company policy or applicable law, accrued but unused vacation/paid time off through and including the date the Employee’s employment with the Company ends, to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses in accordance with the Company’s policies for which expenses the Employee has provided appropriate documentation, to be paid in accordance with Section 14.2, and (iii) any amounts or benefits to which the Employee is then entitled under the terms of the benefit plans (other than severance) then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A as defined below)). Medical/dental insurance as an Employee of the Company will cease upon the date employment ends (or such later date as the insurance policies provide), and the Employee will be eligible for continuation of such coverage pursuant to COBRA at his expense except as provided below (or prohibited under COBRA).
(b)    In the event the Employee’s employment terminates as a result of a termination by the Employee for Good Reason, or a termination by the Company without Cause (except for a termination covered by 5(c)), in addition to the compensation and benefits described in Section 5(a), (i) the Employee shall receive payments equal to nine months of the Employee’s then base salary ratably over a period of nine months in accordance with the Company’s then current payroll policies and practices, and a payment equal in amount to his target bonus for the year of termination, pro-rated to reflect days elapsed from the beginning of the bonus year to the date of termination over 365 and paid on or around the date of the first installment of the salary-based severance, and (ii) the Company will pay any difference between the COBRA premium and the amount the Employee would otherwise be responsible for with respect to the medical and dental coverage elected for a period of nine months from the date such termination or as long as the Employee is eligible for and elects to be covered by COBRA, whichever period is shorter. At the end of this period, the Employee is eligible to continue coverage for the balance of the statutory period under COBRA, provided that the Employee pays the COBRA premium. Notwithstanding the foregoing, the Company may end the payment of premiums earlier (but not the Employee’s eligibility for COBRA) if it reasonably determines that applicable laws or regulations are reasonably likely to cause the payment of these premiums to trigger taxes or penalties on the Company or other participants or, to the extent the Employee would be taxed on more than the amount of the premiums, to the Employee.
(c)    In the event that, within 12 months following a Change in Control Event, the Employee’s employment terminates as a result of a termination by the Employee for Good Reason, or a termination by the Company or its successor without Cause, in addition to the compensation and benefits described in Section 5(a), the Employee shall receive (i) one times the sum of (x) the Employee’s then base salary (or if the base salary was reduced within 12 months following a Change in Control Event from the level in effect immediately before the consummation of that event, the level before such reduction) and (y) an amount equal to the full target bonus for the year of termination, such sum to paid ratably over a period of 12 months in accordance with the Company’s then current payroll policies and practices and (ii) an amount equal to a portion of the same year’s target bonus, pro-rated to reflect days elapsed from the beginning of the bonus year to the date of termination over 365, with the payment in clause (ii) to be made on or around the date of the first installment of the payments under clause (i). If severance is due under the proceeding sentence, the Company will also pay any difference between the COBRA premium and the amount the Employee would otherwise be responsible for with respect to the medical and dental coverage elected for a period of 12 months from the date of such termination or as long as the Employee is eligible for and elects to be covered by COBRA, whichever period is shorter. At the end of this period, the Employee is eligible to continue coverage for the balance of the statutory period under COBRA, provided that the Employee pays the COBRA premium. Notwithstanding the foregoing, the Company may end the payment of premiums earlier (but not the Employee’s eligibility for COBRA) if it reasonably determines that applicable laws or regulations are reasonably likely to cause the payment of these premiums to trigger taxes or penalties on the Company or other participants or, to the extent the Employee would be taxed on more than the amount of the premiums, to the Employee. The benefits provided under this Section 5(c) shall be in lieu of any benefits to which the Employee would have otherwise been entitled pursuant to Section 5(b) of this Agreement.
(d)    The receipt of any severance benefits provided for under this Agreement or otherwise shall be dependent upon the Employee’s delivery to the Company of an effective general release of claims in a form provided by the Company. Such release must be delivered and become irrevocable within 60 days (or such shorter period as the Company may specify at the time) of the date of the Employee’s termination of employment. Payment of the benefits shall be made or commence no later than the first payroll period following the date on which the release becomes irrevocable.

Notwithstanding the foregoing, if the 60th day following the termination of employment occurs in the calendar year following the year of the Employee’s termination of employment then the severance payments shall not be made or commence prior to January 1 of the year following such termination of employment, and in any event, payment of benefits under this subparagraph shall be subject to the provisions of Section 14 to the extent applicable.
(e)    The benefits provided for the Employee under this Agreement shall be the sole payments and benefits for which the Employee shall be eligible at the conclusion of his employment with the Company for any reason (other than as provided under the terms of any equity compensation plans or awards) and shall supersede any and all prior agreements or arrangements for post-termination benefits or severance.
6.    Notices. All notices, instructions, demands, claims, requests, and other communications given hereunder or in connection herewith shall be in writing. Any such communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

To the Company:	Curis, Inc. 128 Spring Street – Building C, Suite 500 Lexington, MA 02421 Attention: Chief Executive Officer
To the Employee:	The Employee’s home address as reflected on the Company’s personnel records
Either party hereto may give any notice, instruction, demand, claim, request, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such communication shall be deemed to have been duly given unless and until it actually is received by the party for which it is intended. Either party hereto may change the address to which notices, instructions, demands, claims, requests and other communications hereunder are to be delivered by giving the other party hereto notice in the manner set forth in this Section 6.
7.    Entire Agreement. This Agreement supersedes all prior agreements, whether oral or written, by any officer, employee, or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than the Inventions, Non-Disclosure and Non-Competition Agreement by and between the Employee and the Company.
8.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.
9.    Governing Law. Except as set forth in Section 13.14, the Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of laws. Except as set forth in Section 13.16, any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of the Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

10.    Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform the Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform the Agreement, by operation of law or otherwise.
11.    Miscellaneous.
11.1    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
11.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
11.3    In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
12.    No Duty to Seek Employment. The Employee and the Company acknowledge and agree that nothing contained in this Agreement shall be construed as requiring the Employee to seek or accept alternative or replacement employment in the event of his termination of employment by the Company for any reason, and no payment or benefit payable hereunder shall be conditioned on the Employee’s seeking or accepting such alternative or replacement employment.
13.    Indemnification. Until the later of (1) six years after the date that the Employee shall have ceased to serve as an employee or officer of the Company or, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise or (2) the final termination of all Proceedings (as defined below) pending on the date set forth in clause (1) in respect of which the Employee is granted rights of indemnification or advancement of Expenses (as defined below) hereunder and of any proceeding commenced by the Employee pursuant to Section 13.8 of this Agreement relating thereto, the Company shall provide indemnification to the Employee as follows:
13.1    Indemnification in Third-Party Proceedings. The Company shall indemnify the Employee in accordance with the provisions of this Section 13.1 if the Employee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding (other than a Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the Employee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of the Employee in connection with such Proceeding, if the Employee acted in good faith and in a manner which the Employee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of guilty or nolo contendere or its equivalent, shall not, of itself, create a presumption that the Employee did not act in good faith and in a manner which the Employee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

13.2    Indemnification in Proceedings by or in the Right of the Company. The Company shall indemnify the Employee in accordance with the provisions of this Section 13.2 if the Employee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Employee’s Corporate Status (as defined below) or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Employee in connection with such Proceeding, if the Employee acted in good faith and in a manner which the Employee reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this Section 13.2 in respect of any claim, issue, or matter as to which the Employee shall have been adjudged to be liable to the Company, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Employee is fairly and reasonably entitled to indemnity for such Expenses as the Court of Chancery or such other court shall deem proper.
13.3    Exceptions to Right of Indemnification. Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 13.8, the Company shall not indemnify the Employee in connection with a Proceeding (or part thereof) initiated by the Employee unless the initiation thereof was approved by the Board. Notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify the Employee to the extent the Employee is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to the Employee and the Employee is subsequently reimbursed from the proceeds of insurance, the Employee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.
13.4    Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that the Employee has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, the Employee shall be indemnified against all Expenses incurred by or on behalf of Employee in connection therewith. Without limiting the foregoing, if any Proceeding or any claim, issue or matter therein is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Employee, (ii) an adjudication that the Employee was liable to the Company, (iii) a plea of guilty or nolo contendere by the Employee, (iv) an adjudication that Employee did not act in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal proceeding, an adjudication that the Employee had reasonable cause to believe his conduct was unlawful, the Employee shall be considered for the purposes hereof to have been wholly successful with respect thereto.
13.5    Notification and Defense of Claim. As a condition precedent to the Employee’s right to be indemnified, the Employee must notify the Company in writing as soon as practicable of any Proceeding for which indemnity will or could be sought. With respect to any Proceeding of which the Company is so notified, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Employee. After notice from the Company to the Employee of its election so to assume such defense, the Company shall not be liable to the Employee for any legal or other expenses subsequently incurred by the Employee in connection with such Proceeding, other than as provided below in this Section 13.5. The Employee shall have the right to employ his own counsel in connection with such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Employee unless (i) the employment of counsel by the Employee has been authorized by the

Company, (ii) counsel to the Employee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Company and the Employee in the conduct of the defense of such Proceeding or (iii) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel for the Employee shall be at the expense of the Company, except as otherwise expressly provided by this Agreement. The Company shall not be entitled, without the consent of the Employee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for the Employee shall have reasonably made the conclusion provided for in clause (ii) above. The Company shall not be required to indemnify the Employee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Employee without the Employee’s written consent. Neither the Company nor the Employee will unreasonably withhold or delay their consent to any proposed settlement.
13.6    Advancement of Expenses. Subject to the provisions of Section 13.7 of this Agreement, in the event that the Company does not assume the defense pursuant to Section 13.5 of this Agreement of any Proceeding of which the Company receives notice under this Agreement, any Expenses incurred by or on behalf of the Employee in defending such Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding; provided, however, that the payment of such Expenses incurred by or on behalf of the Employee in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of the Employee to repay all amounts so advanced in the event that it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company as authorized in this Agreement. Such undertaking shall be accepted without reference to the financial ability of the Employee to make repayment.
13.7    Procedure for Indemnification. In order to obtain indemnification or advancement of Expenses pursuant to Sections 13.1, 13.2, 13.4 or 13.6 of this Agreement, the Employee shall submit to the Company a written request. Any such indemnification or advancement of Expenses shall be made promptly, and in any event within 30 days after receipt by the Company of the written request of the Employee, unless with respect to requests under Sections 13.1, 13.2 or 13.6 the Company determines within such 30-day period that the Employee did not meet the applicable standard of conduct set forth in Section 13.1 or 13.2, as the case may be. Such determination, and any determination that advanced Expenses must be repaid to the Company, shall be made in each instance (i) by a majority vote of the directors of the Company consisting of persons who are not at that time parties to the Proceeding (“disinterested directors”), whether or not a quorum, (ii) by a committee of disinterested directors designated by a majority vote of disinterested directors, whether or not a quorum, (iii) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by applicable law, be regular legal counsel to the Company) in a written opinion, or (iv) by the stockholders of the Company.
13.8    Remedies. The right to indemnification or advancement of Expenses as provided by this Agreement shall be enforceable by the Employee in any court of competent jurisdiction. Unless otherwise required by law, the burden of proving that indemnification is not appropriate shall be on the Company. Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Employee has met the applicable standard of conduct, nor an actual determination by the Company pursuant to Section 13.7 that the Employee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Employee has not met the applicable standard of conduct. The Employee’s expenses (of the type described in the definition of “Expenses” below) reasonably incurred in connection with successfully establishing the Employee’s right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Company.
13.9    Partial Indemnification. If the Employee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of the Employee in connection with any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Employee for the portion of such Expenses, judgments, fines, penalties or amounts paid in settlement to which the Employee is entitled.
13.10    Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Employee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
13.11    Indemnification Hereunder Not Exclusive. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Employee may be entitled under the Company’s Certification of Incorporation, the By-Laws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of Delaware, any other law (common or statutory), or otherwise, both as to action in the Employee’s official capacity and as to action in another capacity while holding office for the Company. Nothing contained in this Agreement shall be deemed to prohibit the Company from purchasing and maintaining insurance, at its expense, to protect itself or the Employee against any expense, liability or loss incurred by it or the Employee in any such capacity, or arising out of the Employee’s status as such, whether or not the Employee would be indemnified against such expense, liability or loss under this Agreement; provided that the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Employee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
13.12    Definitions. As used in this Section 13:
(a)    The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.
(b)    The term “Corporate Status” shall mean the status of a person who is or was a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise.
(c)    The term “Expenses” shall include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals, but shall not include the amount of judgments, fines or penalties against the Employee or amounts paid in settlement in connection with such matters.

(d)    References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
13.13    Savings Clause. If this Section 13 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Employee as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Section 13 that shall not have been invalidated and to the fullest extent permitted by applicable law.
13.14    Applicable Law. Notwithstanding anything herein to the contrary, this Section 13 shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The Employee may elect to have the right to indemnification or reimbursement or advancement of Expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of Expenses is sought. Such election shall be made, by a notice in writing to the Company, at the time indemnification or reimbursement or advancement of Expenses is sought; provided, however, that if no such notice is given, and if the General Corporation Law of Delaware is amended, or other Delaware law is enacted, to permit further indemnification of the directors and officers, then the Employee shall be indemnified to the fullest extent permitted under the General Corporation Law, as so amended, or by such other Delaware law, as so enacted.
13.15    Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement in order to induce the Employee to continue to serve as an officer of the Company, among other things, and acknowledges that the Employee is relying upon this Agreement in continuing in such capacity.
13.16    Consent to Suit. In the case of any dispute under or in connection with this Section 13, the Employee may only bring suit against the Company in the Court of Chancery of the State of Delaware. The Employee hereby consents to the exclusive jurisdiction and venue of the courts of the State of Delaware, and the Employee hereby waives any claim the Employee may have at any time as to forum non conveniens with respect to such venue. The Company shall have the right to institute any legal action arising out of or relating to this Section 13 in any court of competent jurisdiction. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.
14.    Section 409A of the Internal Revenue Code.
14.1    The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under Section 5:
(a)    It is intended that each installment of the payments and benefits provided under Section 5 shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;
(b)    If, as of the date of the “separation from service” of the Employee from the Company, the Employee is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5; and
(c)    If, as of the date of the “separation from service” of the Employee from the Company, the Employee is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), as determined by the Company in accordance with its procedures, by which determination the Employee hereby agrees that he is bound, then:
(i)    Each installment of the payments and benefits due under Section 5 that are paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Employee’s tax year in which the Employee’s separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the Employee’s separation from service occurs;
(ii)    Each installment of the payments and benefits due under Section 5 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Employee of the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, 10 days following the death of the Employee), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service (or, with respect to payment after death, as soon as reasonably practicable and within the time limits permitted by Section 409A), and any remaining payments will be paid on their original schedule and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(iv) (relating to reimbursements and certain other separation payments). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the separation from service occurs. A comparable six month delay will apply to any other payments and benefits received by Employee under other compensatory arrangements if and to the extent required for compliance with Section 409A.
(d)    The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with,

and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this subsection (d), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
14.2    All payments and benefits provided under this Agreement are intended to either comply with or be exempt from Section 409A and this Agreement shall be administered and construed accordingly. The Company makes no representations or warranty and shall have no liability to the Employee or any other person if any payments made under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
15.    Parachute Treatment. Notwithstanding any other provision of this Agreement to the contrary, if payments made hereunder or otherwise are considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such excess parachute payments plus any other payments made by the Company and its affiliates that the Employee is entitled to receive that are considered excess parachute payments shall be limited to the greatest amount that may be paid to the Employee under Section 280G of the Code without causing any loss of deduction to the Company under such Code Section, but only if, by reason of such reduction, the “Net After Tax Benefit” (as defined below) to the Employee shall exceed the net after tax benefit if such reduction was not made. “Net After Tax Benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to the Employee that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code less (ii) the amount of federal, state and other income taxes payable with respect to the foregoing calculated at the maximum marginal tax rate for each year in which the foregoing shall be paid to the Employee (based upon the rate in effect for such year as set forth in the Code at the time of termination of employment or the applicable change in control), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described above by Section 4999 of the Code. The determination of whether payments would be considered excess parachute payments and the calculation of all the amounts referred to in this section shall be made reasonably and in good faith by the parties, provided, that if the parties cannot agree, then such determination (and supporting calculations) shall be made by attorneys, accountants, or an executive compensation consulting firm each as selected by the Company at the expense of the Company (the “280G Service Providers”). Any determination by the 280G Service Providers made in good faith shall be binding upon the Company and the Employee.
16.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
Signatures on Following Page

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

CURIS, INC.
By: /s/ James E. Dentzer Name: James E. Dentzer Title: President and Chief Executive Officer Date: October 31, 2023
EMPLOYEE
By: /s/ Jonathan B. Zung Jonathan B. Zung Date: October 31, 2023

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